EXHIBIT 99.1

February 5, 2015
For Immediate Release

Urologix Reports Second Quarter Fiscal Year 2015 Results

Recent Quarter Highlights

●	Revenue $3.1 Million, 2% increase from first quarter fiscal year 2015.

●	Net loss reduced by 67% to $357,000 from a net loss of $1.1 million in the second quarter of fiscal year 2014 and 18% lower than first quarter net loss of $437,000.

●	Total cash balances, including restricted cash, increased $25,000 compared to first quarter fiscal year 2015 ending cash balances.

MINNEAPOLIS — February 5, 2015— Urologix, Inc. (OTCQB: ULGX), the leading provider of in-office procedures for the safe, durable and effective treatment of BPH, today reported financial results for its fiscal year 2015 second quarter ended December 31, 2014.

Second quarter revenue totaled $3.1 million, an increase of 2% sequentially from the first quarter of fiscal year 2015 and down 19% compared to the second quarter of the prior fiscal year 2014. The sequential increase in revenue was driven by an increase in Cooled ThermoTherapy™ system sales and Prostiva® procedure kit sales. The Company experienced a 19% year over year decline in revenue which was driven by a decline in procedure kit sales in both product lines which was partially due to changes in the distribution model. The second quarter of prior fiscal year 2014 was the last full quarter before the restructuring of the Company began and we transitioned to a new distribution model in the second half of fiscal year 2014.

“We are pleased with the revenue achievement and the positive impact on our cash balances in the second quarter of fiscal year 2015. Achieving these goals is a big step for the Company as we work to build a stronger business with our new organizational structure that we implemented only eight months ago,” stated Greg Fluet, Chief Executive Officer. “Our continued focus on execution should enable achieving our primary goals to end fiscal year 2015 with positive cash flow from operations and to build upon the evidence demonstrating the cost-effectiveness of our in-office BPH technologies. The second quarter demonstrates major progress towards the first goal and we continue to drive towards achieving the second.”

Total operating expense was $1.6 million for the second quarter of fiscal year 2015, a 41% reduction compared to $2.7 million of operating expense for the second quarter of fiscal year 2014. The decrease in operating expenses compared to the prior year period is primarily a result of the 57% reduction in sales and marketing expense associated with the strategic reorganization the Company implemented in the latter half of fiscal year 2014. Operating expenses were comparable to the first quarter of fiscal year 2015, which were $1.7 million.

The Company reduced its net loss by 67% to a net loss of $357,000, or $0.02 per diluted share, for the second quarter of fiscal year 2015, compared to a net loss of $1.1 million, or $0.05 per diluted share, in the second quarter of fiscal year 2014. The net loss per diluted share was consistent with the first quarter of fiscal year 2015, which was also $0.02 per diluted share.

As of December 31, 2014, the Company’s cash balances totaled $570,000, including $40,000 of restricted cash, compared to $545,000 as of September 30, 2014, resulting in cash generation of $25,000 for the quarter. This positive increase in our cash balances compares to a decrease in the second quarter of the prior year of $284,000. The significant improvement in our cash utilization compared to the prior year was driven by the positive impact of our previously discussed organizational changes at the end of the 2014 fiscal year. Our cash utilization in the second quarter of both fiscal years 2014 and 2015 benefited from not paying the annual royalty and license amounts for the Prostiva products in those periods.

The Company’s cash needs will be determined by a number of items including its operating performance and the timing of payments associated with the Prostiva license due and unpaid and future payments due to Medtronic under the promissory note. The first payment of $1.3 million on the promissory note is due March 31, 2015. Royalty payments and other fees due and unpaid to Medtronic totaled $1.5 million as of December 31, 2014. Royalty payments currently due and unpaid are included in short- term deferred acquisition payments under current liabilities as of December 31, 2014.

The gross margin rate has remained consistent, with gross profit for the second quarter of fiscal year 2015 of $1.5 million, or 48% of revenue, compared to $1.8 million, or 47% of revenue, in the second quarter of fiscal year 2014, and $1.5 million, or 48% of revenue, in the first quarter of fiscal year 2015.

Earnings Call Information

Urologix will host a conference call with the financial community to discuss fiscal year 2015 second quarter results on Thursday, February 5, 2015 at 4:00 p.m. CST. To listen to the call, please dial 1-866-515-2910 and enter the Participant Passcode 37953871 at least 10 minutes prior to the call. A live webcast of the call will be available through the investor relations section of the Company’s website at www.urologix.com and available for replay approximately two hours after the completion of the call.

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures, markets and distributes minimally invasive medical products for the treatment of obstruction and symptoms due to Benign Prostatic Hyperplasia (BPH). Urologix’s Cooled ThermoTherapy produces targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort. The Prostiva RF Therapy System delivers radio frequency energy directly into the prostate destroying prostate tissue, reducing constriction of the urethra, and thereby relieving BPH symptoms. Both of these therapies provide safe, effective and lasting relief of the symptoms and obstruction due to BPH. Prostiva® is a registered trademark of Medtronic, Inc., used under license. All other trademarks are the property of Urologix.

If you’d like more information on this topic, please contact Greg Fluet at (763) 475-1400 or investor-relations@urologix.com or to learn more about Urologix and its products and services, visit their website at www.urologix.com.

The Urologix, Inc. logo is available at www.urologix.com/clinicians/resource-library.php.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, the effectiveness of the Company’s sales and marketing strategies and the impact of the Company’s strategic restructurings, the Company’s future revenue and operating performance, or about the development and marketing of products. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s Annual Report on Form 10-K for the year ended June 30, 2014 and other documents filed with the Securities and Exchange Commission.

Urologix Media Contact	Urologix Investor Relations Contact
Susan Overby	Greg Fluet
(763) 745-1540	(763) 475-1400
SOverby@urologix.com	investor-relations@urologix.com

Urologix, Inc.
Statements of Operations
(Unaudited, in thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2014	2013	2014	2013

Sales	$3,079	$3,806	$6,100	$7,585
Cost of goods sold	1,615	2,008	3,174	3,923
Gross profit	1,464	1,798	2,926	3,662

Costs and expenses:
Sales and marketing	729	1,681	1,539	3,527
General and administrative	467	561	955	1,246
Research and development	337	452	671	874
Change in value of acquisition consideration	—	(85)	—	(93)
Medical device tax	48	59	96	119
Amortization expense	17	22	40	44
Total costs and expenses	1,598	2,690	3,301	5,717

Operating loss	(134)	(892)	(375)	(2,055)
Interest expense	(216)	(178)	(404)	(338)
Foreign currency exchange gain/(loss)	(3)	1	(6)	2
Loss before income taxes	(353)	(1,069)	(785)	(2,391)

Income tax expense	4	16	9	28
Net loss	$(357)	$(1,085)	$(794)	$(2,419)

Net loss per common share--basic	$(0.02)	$(0.05)	$(0.04)	$(0.11)

Net loss per common share--diluted	$(0.02)	$(0.05)	$(0.04)	$(0.11)

Weighted average number of common shares outstanding--basic	21,782	21,245	21,634	21,132

Weighted average number of common shares outstanding--diluted	21,782	21,245	21,634	21,132

Urologix, Inc.
Balance Sheets
( in thousands)

	December 31, 2014 (unaudited)	June 30, 2014 (audited)
ASSETS
Current assets:
Cash	$530	$718
Restricted cash	40	—
Accounts receivable, net	1,488	1,502
Inventories	1,323	1,397
Prepaids and other current assets	209	63
Total current assets	3,590	3,680
Property and equipment:
Property and equipment	12,120	12,162
Less accumulated depreciation	(11,792)	(11,691)
Property and equipment, net	328	471
Other intangible assets, net	1,279	1,370
Long-term inventories	119	141
Other assets	5	5
Total assets	$5,321	$5,667

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$934	$892
Accrued compensation	364	487
Short-term deferred acquisition payment	1,997	1,339
Current portion of long-term debt	747	747
Interest payable	534	322
Other accrued expenses	542	505
Total current liabilities	5,118	4,292

Long-term deferred acquisition payment	3,333	3,730
Long-term debt	4,586	4,586
Other accrued liabilities	18	36
Total liabilities	13,055	12,644

Shareholders’ deficit:
Common stock	213	209
Additional paid-in capital	119,473	119,440
Accumulated deficit	(127,420)	(126,626)
Total shareholders’ deficit	(7,734)	(6,977)
Total liabilities and shareholders’ deficit	$5,321	$5,667

Urologix, Inc.
Condensed Statements of Cash Flows
(Unaudited, in thousands)

	Six Months Ended December 31,
	2014	2013
Operating Activities:
Net loss	$(794)	$(2,419)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	250	302
Employee stock-based compensation expense	37	122
Provision for bad debts	18	29
Loss on disposal of assets	2	3
Accretion expense on deferred acquisition payments	261	209
Net adjustment to acquisition consideration	—	(93)
Deferred income taxes	—	18
Change in operating assets and liabilities:
Accounts receivable	(4)	247
Inventories	88	276
Prepaids and other assets	(146)	(136)
Accounts payable	42	426
Other accrued expenses	(104)	(139)
Interest payable	212	165
Net cash used for operating activities	(138)	(990)

Investing Activities:
Purchases of property and equipment	(1)	(27)
Purchases of intellectual property	(14)	(6)
Proceeds from sale of property and equipment	5	—
Cash restricted for collateral	(40)	—
Net cash used for investing activities	(50)	(33)

Net decrease in cash	(188)	(1,023)
Cash:
Beginning of period	718	2,290
End of period	$530	$1,267

Supplemental cash-flow information
Income taxes paid during the period	$8	$12
Net amount of inventory transferred to property and equipment	$8	$22